Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF POGO

The following discussion and analysis provide information that the management of Pogo Resources, LLC (referred to as the “Company”, “we”, “us”, “our” and “Pogo”) believes is relevant to an assessment and understanding of Pogo’s consolidated results of operations and financial condition. The discussion and analysis should be read together with the section of the Proxy Statement entitled “Summary Historical Consolidated Financial Information of Pogo”, Pogo’s interim unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 and the related notes thereto included elsewhere in this Form 8-K.

This discussion and analysis contain forward-looking statements based upon Pogo’s current expectations, estimates and projections that involve risks and uncertainties. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors - Risks Related to Pogo” or elsewhere in this Proxy Statement.

Overview

We are an independent oil and natural gas company based in Texas and formed in 2017 that is focused on the acquisition, development, exploration, production and divestiture of oil and natural gas properties in the Permian Basin. The Permian Basin is located in west Texas and southeastern New Mexico and is characterized by high oil and liquids-rich natural gas content, multiple vertical and horizontal target horizons, extensive production histories, long-lived reserves and historically high drilling success rates. Pogo’s properties are in the Grayburg-Jackson Field in Eddy County, New Mexico, which is a sub-area of the Permian Basin. Pogo focuses primarily on production through waterflooding recovery methods.

Pogo is a limited liability company and is not subject to federal and state income taxes. However, it must file informational tax returns and all taxable income or loss flows through to the owners in their individual tax returns. Pogo had no authorized, issued and outstanding units for any of the financial periods presented in this Form 8-K and the Proxy Statement.

The Company’s assets as mentioned above consist of contiguous leasehold positions of approximately 13,700 gross (13,700 net) acres with an average working interest of 100%. We operate 100% of the net acreage across the Company’s assets, all of which is net operated acreage of vertical wells with average depths of approximately 3,810 feet.

Our average daily production for the three months ended September 30, 2023, was 1,023 barrel of oil equivalent (“Boe”) per day, and for the three months ended September 30, 2022 was 1,391 Boe per day. Our average daily production for the nine months ended September 30, 2023, was 1,129 barrel of oil equivalent (“Boe”) per day, and for the nine months ended September 30, 2022 was 1,323 Boe per day. The decrease in production is due to an increase in well downtime and the conveyance of the 10% Override royalty interest to Pogo Royalty, LLC during the three and nine months ended September 30,2023.

Impact of Coronavirus (“COVID-19”)

The COVID-19 pandemic resulted in a severe worldwide economic downturn , significantly disrupting the demand for oil throughout the world, and created significant volatility, uncertainty and turmoil in the oil and gas industry. The decrease in demand for oil, combined with pressures on the global supply-demand balance for oil and related products, resulted in oil prices declining significantly in late February 2020. Since mid-2020, oil prices have improved, with demand steadily increasing despite the uncertainties surrounding the COVID-19 variants, which have continued to inhibit a full global demand recovery. In addition, worldwide oil inventories are, from a historical perspective, very low and supply increases from the Organization of the Petroleum Exporting Countries (“OPEC”), Russia and other oil producing nations are not expected to be sufficient to meet forecasted oil demand growth in 2023, with many OPEC countries not able to produce at their OPEC agreed upon quota levels due to their lack of capital investments over the past few years in developing incremental oil supplies.

Global oil price levels will ultimately depend on various factors and consequences beyond the Company’s control, such as: (i) the effectiveness of responses to combat the COVID-19 virus and their impact on domestic and worldwide demand, (ii) the ability of OPEC, Russia and other oil producing nations to manage the global oil supply, (iii) the timing and supply impact of any Iranian sanction relief on Iran’s ability to export oil, (iv) additional actions by businesses and governments in response to the pandemic, (v) the global supply chain constraints associated with manufacturing delays, and (vi) political stability of oil consuming countries.

The Company continues to assess the impact of the COVID-19 pandemic on the Company and may modify its response as the impact of COVID-19 continues to evolve.

Selected Factors That Affect Our Operating Results

Our revenues, cash flows from operations and future growth depend substantially upon:

●	the timing and success of production and development activities;

●	the prices for oil and natural gas;

●	the quantity of oil and natural gas production from our wells;

●	changes in the fair value of the derivative instruments we use to reduce our exposure to fluctuations in the price of oil and natural gas;

●	our ability to continue to identify and acquire high-quality acreage and development opportunities; and

●	the level of our operating expenses.

In addition to the factors that affect companies in our industry generally, the location of substantially all of our acreage discussed above subjects our operating results to factors specific to these regions. These factors include the potential adverse impact of weather on drilling, production and transportation activities, particularly during the winter and spring months, as well as infrastructure limitations, transportation capacity, regulatory matters and other factors that may specifically affect one or more of these regions.

The price at which our oil and natural gas production are sold typically reflects either a premium or discount to the New York Mercantile Exchange (“NYMEX”) benchmark price. Thus, our operating results are also affected by changes in the oil price differentials between the applicable benchmark and the sales prices we receive for our oil production. Our oil price differential to the NYMEX benchmark price during the three and nine months ended September 30, 2023, was $(0.27) and $(0.88) per barrel, respectively, as compared to $0.95 and $0.93 per barrel, in the three and nine months ended September 30, 2022, respectively. Our natural gas price differential during the three and nine months ended September 30, 2023, was $0.24 and $0.14 per one thousand cubic feet (“Mcf”), respectively, as compared to $(3.36) and $(2.03) per one thousand cubic feet (“Mcf”), in the three and nine months ended September 30, 2022, respectively. Fluctuations in our price differentials and realizations are due to several factors such as gathering and transportation costs, takeaway capacity relative to production levels, regional storage capacity, gain/loss on derivative contracts and seasonal refinery maintenance temporarily depressing demand.

Market Conditions

The price that we receive for the oil and natural gas we produce is largely a function of market supply and demand. Because our oil and gas revenues are heavily weighted toward oil, we are more significantly impacted by changes in oil prices than by changes in the price of natural gas. World-wide supply in terms of output, especially production from properties within the United States, the production quota set by OPEC, and the strength of the U.S. dollar can adversely impact oil prices.

Historically, commodity prices have been volatile, and we expect the volatility to continue in the future. Factors impacting the future oil supply balance are world-wide demand for oil, as well as the growth in domestic oil production.

Prices for various quantities of natural gas and oil that we produce significantly impact our revenues and cash flows. The following table lists average NYMEX prices for oil and natural gas for the three and nine months ended September 30, 2023, and 2022.

	For the three months ended September 30,
	2023	2022
Average NYMEX Prices (1)
Oil (per Bbl)	$82.30	$93.18
Natural gas (per Mcf)	$2.59	$7.99

	For the nine months ended September 30,
	2023	2022
Average NYMEX Prices (1)
Oil (per Bbl)	$77.38	$98.79
Natural gas (per Mcf)	$2.47	$6.71

(1)	Based on average NYMEX closing prices.

For the three months ended September 30, 2023, the average NYMEX oil pricing was $82.30 per barrel of oil or 12% lower than the average NYMEX price per barrel for the three months ended September 30, 2022. Our settled derivatives decreased our realized oil price per barrel by $7.80 and $2.41 in the three months ended September 30, 2023, and 2022, respectively. For the three months ended September 30, 2023, our average realized oil price per barrel after reflecting settled derivatives and location differentials was $74.23 compared to $91.72 for the three months ended September 30, 2022.

The average NYMEX natural gas pricing for the three months ended September 30, 2023, was $2.59 per Mcf, or 68% lower than the average NYMEX price per Mcf for the three months ended September 30, 2022. For the three months ended September 30, 2023, our average   realized natural gas price per Mcf was $2.83 compared to $4.63 for the three months ended September 30, 2022.

For the nine months ended September 30, 2023, the average NYMEX oil pricing was $77.38 per barrel of oil or 22% lower than the average NYMEX price per barrel for the nine months ended September 30, 2022. Our settled derivatives decreased our realized oil price per barrel by $3.47 and $22.53 in the nine months ended September 30, 2023, and 2022, respectively. For the nine months ended September 30, 2023, our average realized oil price per barrel after reflecting settled derivatives and location differentials was $73.03 compared to $77.19 for the nine months ended September 30, 2022.

The average NYMEX natural gas pricing for the nine months ended September 30, 2023, was $2.47 per Mcf, or 63% lower than the average NYMEX price per Mcf for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, our average   realized natural gas price per Mcf was $2.61 compared to $4.68 for the nine months ended September 30, 2022.

Pogo Royalty, LLC Overriding Royalty Interest Transaction

Effective July 1, 2023, the Company transferred to Pogo Royalty, LLC, a related party, an assigned an undivided overriding royalty interest (“ORRI”) equal in amount to ten percent (10%) of Pogo Resources, LLC’s and LH Operating, LLC’s interest all oil, gas and minerals in, under and produced from each lease. The consideration received for the 10% ORRI was $10. Thus, a loss of $816,011 was recorded as a result of the conveyance. Additionally, because of this transaction, the Company’s reserve balance was decreased as well on net production volumes. Additional details are discussed in Note 1 and Note 7 of notes to the consolidated financial statements.

Results of Operations

Three and nine months ended September 30, 2023 Compared to Three and nine months ended September 30, 2022 (unaudited)

For the three months ended September 30, 2023, 84% and 16% of sales volumes were attributable to crude and natural gas, respectively. For the nine months ended September 30, 2023, 85% and 15% of sales volumes were attributable to crude and natural gas, respectively. Further, as of September 30, 2023, the Company owned an interest in approximately 341 gross (341 net) producing wells.

The following table sets forth selected operating data for the periods indicated. Average sales prices are derived from accrued accounting data for the relevant period indicated.

	For the three months ended September 30,
	2023	2022
Net sales:
Oil sales	$6,314,104	$10,021,672
Natural gas	256,741	520,810
Gain (loss) on derivative instruments, net	(1,436,100)	205,116
Other revenue	143,714	102,783
Total revenues	$5,278,459	$10,850,381

Average sales prices:
Oil (per Bbl)	$82.03	$94.13
Effect on gain (loss) of settled oil derivatives on average price (per Bbl)	$(7.80)	$(2.41)
Oil net of settled oil derivatives (per Bbl)	$74.23	$91.72

Natural gas (per Mcf)	$2.83	$4.63

Realized price on a Boe basis excluding settled commodity derivatives	$71.35	$84.20
Effect of gain (loss) on settled commodity derivatives on average price (per Boe)	$(6.52)	$(2.05)
Realized price on a Boe basis including settled commodity derivatives	$64.83	$82.15

Operating expenses
Lease operating expenses	$2,449,140	$2,014,095
Production taxes, transportation, and processing	602,449	924,845
Depreciation, depletion, and amortization expense	426,838	445,902
General and administrative	981,751	490,485
Accretion of asset retirement obligations	200,789	320,330
Total operating expenses	$4,660,967	$4,195,657

Costs and expenses (per Boe):
Lease operating expenses	$26.60	$16.09
Production taxes, transportation, and processing	$6.54	$7.39
Depreciation, depletion, and amortization expense	$4.64	$3.56
General and administrative	$10.66	$3.92
Accretion of asset retirement obligations	$2.18	$2.56

Net producing wells at period-end	341	342

	For the nine months ended September 30,
	2023	2022
Net sales:
Oil sales	$19,814,847	$29,877,117
Natural gas	719,383	1,618,259
Gain (loss) on derivative instruments, net	(673,057)	(3,698,181)
Other revenue	461,435	102,783
Total revenues	$20,322,608	$27,899,978

Average sales prices:
Oil (per Bbl)	$76.50	$99.72
Effect on gain (loss) of settled oil derivatives on average price (per Bbl)	$(3.47)	$(22.53)
Oil net of settled oil derivatives (per Bbl)	$73.03	$77.19

Natural gas (per Mcf)	$2.61	$4.68

Realized price on a Boe basis excluding settled commodity derivatives	$67.34	$88.16
Effect of gain (loss) on settled commodity derivatives on average price (per Boe)	$(2.95)	$(18.89)
Realized price on a Boe basis including settled commodity derivatives	$64.39	$69.27

Operating expenses
Lease operating expenses	$7,354,304	$6,096,096
Production taxes, transportation, and processing	1,774,310	2,745,314
Depreciation, depletion, and amortization expense	1,285,830	1,168,541
General and administrative	3,111,130	1,831,005
Accretion of asset retirement obligations	809,423	876,848
Total operating expenses	$14,334,997	$12,717,804

Costs and expenses (per Boe):
Lease operating expenses	$24.12	$17.06
Production taxes, transportation, and processing	$5.82	$7.68
Depreciation, depletion, and amortization expense	$4.22	$3.27
General and administrative	$10.20	$5.13
Accretion of asset retirement obligations	$2.65	$2.45

Net producing wells at period-end	341	342

Oil and Natural Gas Sales

Our revenues vary from year to year primarily as a result of changes in realized commodity prices and production volumes. For the three months ended September 30, 2023, our oil and natural gas sales decreased 38% from the three months ended September 30, 2022, driven by a 13% decrease in realized prices, excluding the effect of settled commodity derivatives, and a 26% decrease in production volumes. For the nine months ended September 30, 2023, our oil and natural gas sales decreased 35% from the nine months ended September 30, 2022, driven by a 23% decrease in realized prices, excluding the effect of settled commodity derivatives, and an 15% decrease in production volumes. The lower average price in the three months ended September 30, 2023, as compared to the three and nine months ended September 30, 2022 was driven by lower average NYMEX oil and natural gas prices. Realized production from oil and gas properties decreased due to an increase in well downtime   as a result of power disruptions from weather events and due to the July 1, 2023 conveyance of the 10% overriding royalty interest to Pogo Royalty, LLC during the three and nine months ended September 30,2023.

Production for the comparable periods is set forth in the following table:

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Production:
Oil (MBbl)	77	106	259	300
Natural gas (MMcf)	91	112	275	346
Total (Mboe)(1)	92	125	305	357

Average daily production:
Oil (Bbl)	855	1,183	959	1,110
Natural gas (Mcf)	1,007	1.249	1,021	1.280
Total (Boe)(1)	1,023	1.391	1,129	1.323

(1)	Natural gas is converted to Boe at the rate of one-barrel equals nine Mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

Derivative Contracts

We enter into commodity derivatives instruments to manage the price risk attributable to future oil production. We recorded a loss on derivative contracts of $1,436,100 for the three months ended September 30, 2023, compared to a gain of $205,116 for the three months ended September 30, 2022. Lower commodity prices in the three months ended September 30, 2023, resulted in realized losses of $600,740 compared to realized losses of $256,905 for the three months ended September 30, 2022. For the three months ended September 30, 2023, unrealized losses were $835,360 compared to unrealized gains of $462,021 for the three months ended September 30, 2022.

We recorded a loss on derivative contracts of $673,057 for the nine months ended September 30, 2023, compared to a loss of $3,698,181 for the nine months ended September 30, 2022. Lower commodity prices in the nine months ended September 30, 2023, resulted in realized losses of $899,395 compared to realized losses of $6,749,084 for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, unrealized gains were $226,338 compared to unrealized gains of $3,050,903 for the nine months ended September 30, 2022.

For the three months ended September 30, 2023, our average realized oil price per barrel after reflecting settled derivatives was $74.23 compared to $91.72, for the three months ended September 30, 2022. For the three months ended September 30, 2023, our settled derivatives decreased our realized oil price per barrel by $7.80 compared to decreasing the price per barrel by $2.41 for the three months ended September 30, 2022.

For the nine months ended September 30, 2023, our average realized oil price per barrel after reflecting settled derivatives was $73.03 compared to $77.19, for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, our settled derivatives decreased our realized oil price per barrel by $3.47 compared to decreasing the price per barrel by $22.53 for the nine months ended September 30, 2022. As of September 30, 2023, we ended the period with a $965,016 net derivative liability compared to $1,191,354 as of December 31, 2022.

Other Revenue

Other revenue was $143,714 for the three months ended September 30, 2023, compared to $102,783 for the three months ended September 30, 2022. Other revenue was $461,435 for the nine months ended September 30, 2023, compared to $102,783 for the nine months ended September 30, 2022. The revenue is related to a new contract that the Company entered into to provide water services to a third party. The contract is for one year starting on September 1, 2022, and can be renewed by mutual agreement.

Lease Operating Expenses

Lease operating expenses were $2,449,140 for the three months ended September 30, 2023, compared to $2,014,095 for the three months ended September 30, 2022. On a per unit basis, production expenses increased 65% from $16.09 per Boe for the three months ended September 30, 2022, to $26.60 per Boe for the three months ended September 30, 2023, due to increases in proactive maintenance activities and increased oil field service costs. Additionally, because of the conveyance of the 10% ORRI, the net production volumes decreased, which increases the “per Boe” amounts. On an absolute dollar basis, the 22% increase in our production related expenses for the three months ended September 30, 2023, compared to the three months ended September 30, 2022, was primarily due to a 65% increase in per unit costs and partially offset by a 26% reduction in production volumes.

Lease operating expenses were $7,354,304 for the nine months ended September 30, 2023, compared to $6,096,096 for the nine months ended September 30, 2022. On a per unit basis, production expenses increased 41% from $17.07 per Boe for the nine months ended September 30, 2022, to $24.12 per Boe for the nine months ended September 30, 2023, due to increases in proactive maintenance activities and increased oil field service costs. Additionally, because of the conveyance of the 10% ORRI, the net production volumes decreased, which increases the “per Boe” amounts. On an absolute dollar basis, the 21% increase in our production related expenses for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022, was primarily due to a 41% increase in per unit costs and partially offset by a 15% reduction in production volumes.

Production Taxes, Transportation and Processing

We pay production taxes, transportation and processing costs based on realized oil and natural gas sales. Production taxes, transportation and processing costs were $602,449 for the three months ended September 30, 2023, compared to $924,845 for the three months ended September 30, 2022. Production taxes, transportation and processing costs were $1,774,310 for the nine months ended September 30, 2023, compared to $2,745,314 for the nine months ended September 30, 2022. As a percentage of oil and natural gas sales, these costs were 9% in both the three and nine months ended September 30, 2023, and 2022. Production taxes, transportation, and processing as a percent of total oil and natural gas sales are consistent with historical trends.

Depletion, Depreciation and Amortization

Depletion, depreciation and amortization (“DD&A”) was $426,838 for the three months ended September 30, 2023, compared to $445,902 for the three months ended September 30, 2022. DD&A was $4.64 per Boe for the three months period ended September 30, 2023, compared to $3.56 per Boe for the three month period ended September 30, 2022. The aggregate decrease in DD&A expense for the three months period ended September 30, 2023, compared to the three month period ended September 30, 2022, was driven by a 26% decrease in production levels, partially offset by a 30% increase in the DD&A rate per Boe.

Depletion, depreciation and amortization (“DD&A”) was $1,285,830 for the nine months ended September 30, 2023, compared to $1,168,541 for the nine months ended September 30, 2022. DD&A was $4.22 per Boe for the nine months period ended September 30, 2023, compared to $3.27 per Boe for the nine month period ended September 30, 2022. The aggregate increase in DD&A expense for the nine months period ended September 30, 2023, compared to the nine month period ended September 30, 2022, was driven by a 29% increase in the DD&A rate per Boe, partially offset by a 15% decrease in production levels. The increase in the DD&A rate per Boe was driven by the increase in the oil and gas properties balance due to the development of the Seven Rivers waterflood interval and the decrease in the reserves balance due to the conveyance of the 10% overriding royalty interest to Pogo Royalty, LLC during Q3 2023.

Accretion of Asset Retirement Obligations

Accretion expense was $200,789 for the three months ended September 30, 2023, compared to $320,330 for the three months ended September 30, 2022. Accretion expense was $2.18 per Boe for the three months ended September 30, 2023, compared to $2.56 per Boe for the three months ended September 30, 2022.

Accretion expense was $809,423 for the nine months ended September 30, 2023, compared to $876,848 for the nine months ended September 30, 2022. Accretion expense was $2.65 per Boe for the nine months ended September 30, 2023, compared to $2.45 per Boe for the nine months ended September 30, 2022. The aggregate decrease in accretion expense for the three and nine months ended September 30, 2023, compared to the three and nine months ended September 30, 2022, was driven by changes in certain assumptions, specifically the inflation factor.

General and Administrative

General and administrative expenses were $981,751 for the three months ended September 30, 2023, compared to $490,485 for the three months ended September 30, 2022. General and administrative expenses were $3,111,130 for the nine months ended September 30, 2023, compared to $1,831,005 for the nine months ended September 30, 2022. The increase for general and administrative expenses is primarily due to increased cost of outsourced legal, professional, and accounting services   as a result of the transaction disclosed in Note 1 in the notes to the consolidated financial statements.

Interest Expense

Interest expense was $554,262 for the three months ended September 30, 2023, compared to $313,406 for the three months ended September 30, 2022. Interest expense was $1,429,200 for the nine months ended September 30, 2023, compared to $720,093 for the nine months ended September 30, 2022. The increase was primarily due to an increase in the average amount of the revolving credit facility outstanding and a 547-basis point increase in the weighted average interest rate.

Interest Income

Interest income was $92,520 for the three months ended September 30, 2023, compared to $0 for the three months ended September 30, 2022. Interest income was $266,771 for the nine months ended September 30, 2023, compared to $0 for the nine months ended September 30, 2022. The increase was due to the Company entering into a related party promissory note receivable agreement in December 2022 with an entity controlled by owners of the Company in an amount of $4,000,000. The loan bears interest at a rate equal to that of the rate that the Company pays to borrow funds for its own account plus 0.5%. Accrued interest and principal are due at maturity on December 31, 2024.

Loss on asset sales

Loss on asset sales was $816,011 for the three and nine months ended September 30, 2023, compared to $0 for the three and nine months ended September 30, 2022. The increase was due to the loss that was recognized as a result of the conveyance of the 10% overriding royalty interest to Pogo Royalty, LLC during the three and nine months ended September 30,2023.

Liquidity and Capital Resources

Nine months ended September 30, 2023, Compared to nine months ended September 30, 2022 (unaudited)

Liquidity

Our main sources of liquidity have been internally generated cash flows from operations and credit facility borrowings. Our primary use of capital has been for the development of oil and gas properties and the return of initial invested capital to our owners. We continually monitor potential capital sources for opportunities to enhance liquidity or otherwise improve our financial position.

As of September 30, 2023, we had outstanding debt of $24,750,000 under our revolving credit facility and $702,600 of letters of credit outstanding, resulting in $47,400 of committed borrowing capacity available under the revolving credit facility. The revolving credit facility matures in December 2024. We had $3,316,678 of liquidity as of September 30, 2023, consisting of the committed borrowing capacity and $3,269,278 of cash and cash equivalents on hand.

With our cash on hand, cash flows from operations, and borrowing capacity under our revolving credit facility, we believe that we have sufficient cash flow and liquidity to fund our budgeted capital expenditures and operating expenses for at least the next twelve months. However, we may seek additional access to capital and liquidity. We cannot assure you, however, that any additional capital will be available to us on favorable terms or at all.

We expect to fund our near-term capital requirements and working capital needs with cash flows from operations and any available borrowing capacity under our revolving credit facility. Our capital expenditures could be curtailed if our cash flows decline from expected levels.

Cash Flows

Sources and uses of cash for the nine months ended September 30, 2023, and 2022, are as follows:

	(unaudited)
	Nine months ended September 30,
	2023	2022	Change
Net cash provided by operating activities	$8,311,832	$14,741,877	$(6,430,045)
Net cash used in investing activities	(5,058,869)	(14,307,196)	9,248,327
Net cash provided by financing activities	(2,000,000)	1,000,000	(3,000,000)
Net change in cash and cash equivalents	$1,252,963	$1,434,681	$(181,718)

Operating Activities

The decrease in net cash flow provided by operating activities during the nine months ended September 30, 2023, as compared to 2022 is primarily due to decreased net income as a result of decreased prices and production volumes.

Investing Activities

The decrease in net cash used in investing activities during the nine months ended September 30, 2023, as compared to 2022 is primarily due to a decrease in spend on the development of oil and gas properties and partially offset by increases in the issuance of related party notes.

Financing Activities

The decrease in net cash provided by financing activities during the nine months ended September 30, 2023, as compared to 2022 is due to repayments instead of additional draws on the revolving credit facility.

Off Balance Sheet Arrangements

As of and for the nine months ended September 30, 2023 and 2022, the Company did not have any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

Contractual Obligations

We have contractual commitments under our revolving credit facility which include periodic interest payments. See Note 6 to our interim condensed consolidated unaudited financial statements. We have contractual commitments that may require us to make payments upon future settlement of our commodity derivative contracts. See Note 3 to our interim condensed consolidated unaudited financial statements. We have short-term and long-term lease obligations primarily that relate to contracted drilling rigs, storage tanks, equipment, and office facilities. See Note 5 to our interim condensed consolidated unaudited financial statements.

The Company’s other liabilities represent current and noncurrent other liabilities that are primarily comprised of environmental contingencies, asset retirement obligations and other obligations for which neither the ultimate settlement amounts nor their timings can be precisely determined in advance. See Note 5 and Note 9 of notes to the consolidated financial statements as of and the periods ended December 31, 2022, and 2021, included in the Proxy Statement.

Critical Accounting Estimates

For a description of the Company’s critical accounting estimates, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations of POGO for fiscal year 2022 in the Proxy Statement. We did not have any material changes in critical accounting estimates, judgements, and uncertainties during the first nine months of 2023.

New Accounting Pronouncements

The effects of new accounting pronouncements are discussed in Note 2 of notes to the consolidated financial statements.